UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BitNile Metaverse, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BitNile Metaverse, Inc.

303 Pearl Parkway Suite 200

San Antonio, TX 78215

(800) 762-7293

NOTICE OF SPECIAL MEETING OF THE STOCKHOLDERS

TO BE HELD ON JUNE __, 2023

To the stockholders of BitNile Metaverse, Inc.:

We are pleased to invite you to attend a Special Meeting of the Stockholders (the “Special Meeting”) of BitNile Metaverse, Inc., a Nevada corporation (“BitNile” or the “Company”), which will be held at _____, [__] Time, on June ___, 2023, virtually via live webcast at [__], for the following purposes:

1.	Approve for purposes of complying with Listing Rule 5635 of The Nasdaq Stock Market, LLC, the issuance by the Company of additional shares of the Company’s Common Stock underlying the Company’s Series A Convertible Redeemable Preferred Stock, pursuant to the Amendment to the Series A Certificate of Designation dated November 28, 2022, without giving effect to any beneficial ownership limitations contained therein;

2.	Approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 shares to [400,000,000] shares;

3.	Approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of its issued and outstanding shares of Common Stock by a ratio within a range of one-for-[__] through one-for-[__], at any time prior to December 25, 2023, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion; and

4.	Approve the adjournment of the Special Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve any of the other proposals before the Special Meeting.

The Board of Directors has fixed the close of business on April [__], 2023 as the date for a determination of the stockholders of record entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

Important notice regarding the availability of proxy materials for the Special Meeting to be held on June [__], 2023:

This Proxy Statement is available at www.proxyvote.com.

REVIEW THE PROXY STATEMENT AND VOTE IN FOUR WAYS:

VIA THE INTERNET IN ADVANCE Visit www.proxyvote.com.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	AT THE MEETING Attend the Special Meeting virtually. See page 2 for additional details on how to attend.

Whether or not you plan to attend the Special Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please promptly vote your shares by telephone (before the Special Meeting) or Internet or, if you have received printed copies of the proxy materials, by marking, signing and dating the proxy card and returning it in the postage paid envelope provided.

San Antonio, Texas	BY ORDER OF THE BOARD OF DIRECTORS,
April [__], 2023
/s/ Randy S. May
Randy S. May
Chairman of the Board of Directors and Chief Executive Officer

i

BitNile Metaverse, Inc.

303 Pearl Parkway Suite 200

San Antonio, TX 78215

(800) 762-7293

SPECIAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

These proxy materials are being sent to the holders of shares of voting stock of BitNile Metaverse, Inc., a Nevada corporation (“BitNile” or the “Company”, formerly known as Ecoark Holdings, Inc.) in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Special Meeting of Stockholders of the Company which will be held at [__] [__] Time, on June [__], 2023 (the “Special Meeting”). The Special Meeting will be a virtual only meeting via live webcast over the Internet. You will be able to attend the Special Meeting and vote your shares during the Special Meeting by visiting [__]. There will not be a physical meeting location. These proxy materials are first being mailed on or about April [__], 2023 to our stockholders of record entitled to vote at the Special Meeting.

What matters will be voted on at the Special Meeting?

The proposals that are to be considered and voted on at the Special Meeting are as follows:

1.	Approve for purposes of complying with Listing Rule 5635 of the Nasdaq Stock Market, LLC (“Nasdaq”), the issuance by the Company of additional shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”) underlying the Series A Convertible Redeemable Preferred Stock (the “Series A”), pursuant to the Amendment (the “Amendment”) to the Series A Certificate of Designation (the “Series A Certificate”) dated November 28, 2022, without giving effect to any beneficial ownership limitations contained therein (the “Nasdaq 20% Issuance Proposal”);

2.	Approve an amendment to the Company’s Articles of Incorporation (the “Articles”) to increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 shares to [400,000,000] shares (the “Authorized Share Increase”);

3.	Approve an amendment to the Company’s Articles to effect a reverse stock split of its issued and outstanding shares of Common Stock by a ratio within a range of one-for-[__] through one-for-[__], at any time prior to December 25, 2023, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion (the “Reverse Split”); and

4.	Approve the adjournment of the Special Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve any of the other proposals before the Special Meeting.

Who is entitled to vote at the Special Meeting?

The Board has fixed the close of business on April [__], 2023 as the record date (the “Record Date”) for a determination of the stockholders entitled to notice of, and to vote at, the Special Meeting, subject to certain limitations as described below.

Our stockholders approved the Series A holder, Ault Alliance, Inc. (“Ault”) receiving up to 5,817,167 shares of Common Stock underlying the Series A at the September 2022 Annual Meeting. Pursuant to an Amended and Restated Certificate of Designation for the Series A (the “Amended and Restated Series A Certificate”) which was filed with the Nevada Secretary of State on April [__], 2023, Ault is entitled to vote the 5,817,167 previously approved Series A votes less 1,273,404 shares which were issued to Ault upon conversions or as dividends and that were subsequently sold through the Record Date (the “Transferred Shares”) on the Proposals being considered at the Special Meeting, for a total of 4,543,763 votes (the “Series A Voting Power”).

As of the Record Date, the voting power of the Company consisted of a total of 51,773,369 votes comprised of (i) 42,415,457 shares of Common Stock (excluding 1,143,233 outstanding shares of Common Stock that are included in the Series A Voting Power), (ii) a total of 4,543,763 votes which is the Series A Voting Power, (iii) a total of 4,158,221 votes permitted under the Series B Convertible Preferred Stock (the “Series B”) and (iv) a total of 655,928 permitted votes underlying the Series C Convertible Preferred Stock (the “Series C,” and together with the Series A and Series B, the “Preferred Stock”). The voting power of the Preferred Stock, which is collectively referred to as the “Preferred Stock Voting Power,” is in each case subject to certain limitations as more particularly described in the paragraphs that follow.

The Series B is also held by Ault, and many of the shares of Series C are held by officers and/or directors of Ault. Pursuant to a separate agreement between the Company and the principal holders of Preferred Stock, the Series B and Series C may only vote on matters which are not directly related to the Preferred Stock or the transactions under which the Preferred Stock were issued, and the total Preferred Stock Voting Power is limited to 19.9% of the outstanding Common Stock as of March 6, 2023, or 9,357,912 votes, unless and until stockholder approval is obtained for the issuances and voting rights under the Preferred Stock in excess of that amount. Because Proposal 1 directly relates to Preferred Stock, the Series B and Series C cannot vote on that proposal. In addition, the Preferred Stock is subject to certain other limitations set forth in the respective Certificates of Designation.

By virtue of the foregoing, the Preferred Stock Voting Power and the total outstanding voting power of the Company with respect to each proposals before the Special Meeting applies as reflected in the following table:

Proposal	Series A Voting Power	Series B Voting Power	Series C Voting Power (1)	Preferred Stock Voting Power (2)	Total Voting Power
Proposal 1. (Nasdaq 20% Issuance Proposal)	4,543,763	0	0	4,543,763	46,959,220
Proposal 2. (Authorized Share Increase)	4,543,763	4,158,221	655,928	9,357,912	51,773,369
Proposal 3. (Reverse Split)	4,543,763	4,158,221	655,928	9,357,912	51,773,369
Proposal 4. (Adjournment)	4,543,763	4,158,221	655,928	9,357,912	51,773,369

(1)	For Proposal 1, reflects only Series A Voting Power and the other outstanding shares of Common Stock other than those held by the Series A holder.

(2)	For Proposals 2-4, gives effect to the 19.9% beneficial ownership limitation providing that the combined Preferred Stock Voting Power shall not exceed 19.9% of the outstanding Common Stock as of March 6, 2023, the date on which the Series B and Series C were issued.

The foregoing actions were taken in order to address certain Nasdaq concerns as described in more detail under “Non-Compliance With Nasdaq Listing Rules” at page 8 of this Proxy Statement. For a description of the treatment of the Transferred Shares, see the question and answer section below.

Each holder of record of Common Stock as of the Record Date is entitled to one vote for each share held. All stockholders are encouraged to vote at the Special Meeting, as further described herein.

How will shares of Common Stock into which shares of Series A were converted between the filing of the Amendment and the Record Date for the Special Meeting be treated?

As disclosed above and elsewhere in this Proxy Statement, by virtue of the Amended and Restated Series A Certificate and a separate agreement between Ault and the Company, Ault and the other holders of Preferred Stock collectively will not be entitled to vote in excess of the Preferred Stock Voting Power, or 9,357,912 votes, except for Proposal 1 on which only the Series A Voting Power can vote. Ault also received 1,143,233 shares of Common Stock through conversions of or as dividends on the Series A which it still holds (e.g., it did not sell these shares so they are not included in the Transferred Shares). These shares of Common Stock held by Ault following the conversions are included in the Series A Voting Power since the total number converted is less than the 5,817,167 shares previously approved by our stockholders.

What is the difference between holding shares as a record holder and as a beneficial owner holding your shares in street name?

If your shares are registered in your name with the Company’s transfer agent, Pacific Stock Transfer (the “Transfer Agent”), you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who may attend the Special Meeting and how do I attend?

Record holders and beneficial owners may attend the Special Meeting. The Special Meeting will be held entirely online via live webcast.

Set forth below is a summary of the information you need to attend the virtual Special Meeting:

●	Visit [__] to access the live webcast;

●	Stockholders can vote electronically while attending the Special Meeting; To be admitted to the Special Meeting, you must enter the control number found on your proxy card or voting instruction form you previously received; and

●	Instructions on how to attend the virtual Special Meeting, including how to demonstrate proof of stock ownership, are also available at [__].

Stockholders may vote electronically while attending the virtual Special Meeting. There will be no opportunity for stockholders to ask questions.

How do I vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.

2.	Vote by phone. Call [1-800-690-6903] and follow the instructions on your proxy card.

3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

4.	Vote during the meeting. Visit [__] to vote at the virtual Special Meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your voting instruction form.

2.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

3.	Vote during the meeting. Visit [__] and follow the instructions provided on the website to vote at the virtual Special Meeting.

If you are a beneficial owner, you must follow the voting procedures of your nominee included with your proxy materials.

What constitutes a quorum?

To carry on the business of the Special Meeting, we must have a quorum. Under our Bylaws, a quorum is present when the holders of one-third of the voting power, as of the Record Date, are represented in person or by proxy. Shares owned by the Company are not entitled to vote or considered to be present at the Special Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining the existence of a quorum.

What happens if the Company is unable to obtain a quorum?

If a quorum is not present to transact business at the Special Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit solicitation of proxies.

Which proposals are considered “Routine” or “Non-Routine”?

Proposals 1, 2 and 3 are considered non-routine proposals. Proposal 4 is considered a routine proposal.

What is a “broker non-vote”?

If your shares are held in street name, you must instruct the organization which holds your shares how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any non-routine proposal. This vote is called a “broker non-vote.” Broker non-votes do not count as a vote “FOR” or “AGAINST” any of the proposals submitted to a vote at the Special Meeting.

If you are a stockholder of record, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Special Meeting. If your shares are held in street name and you do not provide specific voting instructions to the organization that holds your shares, the organization may generally vote at its discretion on routine matters, but not on non-routine matters. You should check with your broker or other entity holding your shares on its policy for voting on routine matters. Some brokers will not vote unless instructed by you, some will vote “unvoted” shares proportionately based upon how other stockholders vote, and some will vote in favor of the management proposal. If you sign your proxy card but do not provide instructions on how your broker should vote, your broker may vote your shares as recommended by the Board on any routine matter.

How Many Votes are Needed for Each Proposal to Pass and what is the effect of a Broker Non-Vote or Abstention?

Proposals		Vote Required	Broker Discretionary Votes Allowed (1)	Effect of Broker Non-votes (1)	Effect of Abstentions
1.	Approval of Nasdaq 20% Issuance Proposal	Majority of the votes cast	No	No effect	Vote Against
2.	Approval of Authorized Share Increase	Majority of the voting power outstanding	No (2)	Vote against	Vote against
3.	Approval of Reverse Split	Majority of the voting power outstanding	No (2)	Vote against	Vote against
4.	Adjournment proposal	Majority of the votes cast	Yes	No effect	Vote against

(1)	Proposal 4 is considered a “routine” proposal, while Proposals 1, 2 and 3 are considered “non-routine” proposals. As a result, if you do not provide voting instructions to your nominee organization, your shares will not be voted on Proposals 1, 2 or 3. Broker non-votes do not count as a vote “FOR” or “AGAINST” Proposals 1, 2 or 3 since they are not considered votes cast, and accordingly will have no effect on the outcome of those Proposals. For Proposal 4, while broker discretionary voting in favor of management’s proposals is permitted under New York Stock Exchange (“NYSE”) Rules, an increasing number of brokers and similar organizations that hold shares in street name have elected to either refrain from discretionary voting or engage in a form of proportionate voting such as voting shares in a manner consistent with all other votes cast at the meeting. See the answer to “What is a broker non-vote” at page 4.
(2)	While NYSE Rule 452 does not normally treat amendments such as the Authorized Share Increase and Reverse Split as non-routine, we are treating these proposals as non-routine in an abundance of caution given that convertible securities are already outstanding. Once we receive guidance from the NYSE on the treatment of those proposals for purposes of broker discretionary voting, we will amend the treatment if appropriate.

What are the voting procedures?

You may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any of these proposals. You should specify your respective choices on the accompanying proxy card or your voting instruction form.

Is my proxy revocable?

Record Holders. You may revoke your proxy and reclaim your right to vote up to and including the day of the Special Meeting by giving written notice to the Corporate Secretary of the Company, by delivering a proxy card dated after the date of the proxy or by voting during the Special Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: BitNile Metaverse, Inc., 303 Pearl Parkway Suite 200, San Antonio, TX 78215, Attention: Corporate Secretary.

Beneficial Owners. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record for changing or revoking your proxy. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the Special Meeting, which will replace any previous votes.

Who is paying the expenses involved in preparing and mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by the Company. In addition to the solicitation by mail, proxies may be solicited by the Company’s officers and regular employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

Could other matters be decided at the Special Meeting?

Other than the items of business described in this Proxy Statement, no other matters will be presented for action by the stockholders at the Special Meeting.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce the Company’s printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold the Company’s Common Stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Company’s Corporate Secretary at: BitNile Metaverse, Inc., 303 Pearl Parkway Suite 200, San Antonio, TX 78215, Attention: Corporate Secretary.

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Company’s Corporate Secretary as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I have dissenters’ (appraisal) rights?

Appraisal rights are not available to the Company’s stockholders with any of the proposals brought before the Special Meeting.

What is the Interest of Officers and Directors in Matters to Be Voted Upon?

Other than the fact that Henry Nisser, our President and a director, is also President and a director of Ault, none of the other officers or directors of the Company has any direct or indirect interest in any of the matters to be acted upon at the Special Meeting. However, under the Share Exchange Agreement entered into in connection with the BitNile.com share exchange, subject to compliance with the Nasdaq Listing Rules and the Securities Exchange Act of 1934 (the “Exchange Act”) Ault can designate three directors, though it has only designated one to date.2 See also the explanatory note in Proposal 1 which explains Ault’s interest in receiving shares of two companies which we are in the process of spinning off.

The Board recommends that the stockholders vote “FOR” Proposals 1, 2, 3 And 4.

[2]	If Ault exercises its director designation rights with respect to the two remaining director designees before stockholder approval is obtained, the Company expects that its Board will first fix the number of directors at seven such that the three total Ault director designees will not constitute a majority of the Board, and such designations will not result in a change of control of the Company.

PROPOSAL 1.

Explanatory Note

As explained on page 10 under “Transactions with Ault and White River”, we have advanced funds to and may advance up to $3,250,000 to White River Energy Corp (“White River”), which we deem a “related party” since our two senior executive officers are officers and in one case a director of White River. The payments are being credited toward a $3,250,000 sum Ault owes White River. Following our spin-offs of two subsidiaries which we have publicly disclosed we intend to effectuate, we will redeem shares of Series A any sums paid will automatically result in our redeeming a number of shares of Series A based upon the $10,833.33 redemption price per share. The delay in redemption is designed to maximize shares of Common Stock Ault will receive in two companies we have publicly announced we are spinning off – White River and Wolf Energy Services Inc. In addition, while we delay the redemption, dividends accrue on shares which would otherwise be redeemed which also benefits Ault.

APPROVAL OF NASDAQ 20% ISSUANCE PROPOSAL

Overview of Amendment and Related Matters

The disclosure that follows is intended to provide an overview of certain events leading up to and following the Amendment and other information that the Company believes is relevant to its stockholders’ consideration in voting on Proposal 1. These descriptions do not purport to be complete and are qualified in their entirety by the Company’s previous filings with the Securities and Exchange Commission (the “SEC”) disclosing such events and the full text of the referenced documents, as applicable, which are in some cases referenced elsewhere in this Proxy Statement and/or filed as exhibits to such previous SEC filings. Our stockholders are encouraged to review those filings and exhibits in evaluating this Proposal 1 and other matters being considered at the Special Meeting. We also attach as Annex A the Amended and Restated Series A Certificate.

The June 2022 Private Placement

On June 8, 2022, we entered into a Securities Purchase Agreement (the “SPA”) with Ault pursuant to which we sold Ault 1,200 shares of Series A, 102,881 shares of Common Stock and a warrant to purchase shares of Common Stock for a total purchase price of $12,000,000 in a private placement transaction which was exempt from registration under the Securities Act of 1933 and the rules promulgated by the SEC thereunder. The warrant, which entitled the holder to receive as many shares of Common Stock as necessary to enable it to beneficially own 49% of the outstanding Common Stock after exercise, was subsequently cancelled. The June 2022 private placement and certain material terms thereof were disclosed in a Current Report on Form 8-K filed by the Company on June 9, 2022, and certain material agreements and related documents entered into by the Company in connection therewith were filed as exhibits to that Form 8-K.

Prior Stockholder Approval of Series A and Warrant

On September 9, 2022, at the 2022 Annual Meeting of the Stockholders, the Company’s stockholders voted, among other things, to approve for purposes of complying with Nasdaq Listing Rule 5635 the issuance of shares of Common Stock underlying the Series A (before the November 2022 Amendment took effect), as well as the warrant referenced above. As disclosed in the Proxy Statement filed with the SEC and distributed to the Company’s stockholders on or about July 26, 2022 in connection with that meeting, the number of shares of Common Stock which were ultimately approved at that meeting included 5,817,167 shares of Common Stock issuable upon conversion of the Series A, plus 26,175,620 shares issuable in connection with the warrant issued to Ault in the June 2022 private placement.

The warrant was subsequently cancelled and given such cancellation and the fact that the Amendment provides for issuance under different circumstances, and further to correspondence with Nasdaq, we are asking the Company’s stockholders to approve the additional shares of Common Stock potentially issuable under the Series A by virtue of the Amendment, as more particularly described below.

Amendments to the Series A Certificate

After the June 2022 private placement, the Company effected three amendments to the Series A later in 2022. The final 2022 Amendment, which was filed with the Nevada Secretary of State on November 28, 2022 and is the subject of this Proposal 1, had the effect of increasing the number of shares of Common Stock issuable pursuant to the Series A Certificate in three ways: (1) it increased the stated value per share of Series A, which is used as the numerator in the Series A conversion formula, from $10,000 to $10,833.33; (2) it reduced the conversion price of the Series A, which is the denominator in the Series A conversion formula, by tying such conversion price to the volume-weighted average price (“VWAP”) of the Company’s Common Stock and applying a floor price $0.25 per share; and (3) it provided for the payment of dividends at a rate of $1,265 per Series A share per annum (subject to potential increase to $1,950 per Series A share per annum), in shares of Common Stock rather than cash, with the number of shares of Common Stock so payable determined by dividing the dividend rate by the as-amended conversion price. By virtue of these changes, the maximum total possible number of shares of Common Stock issuable under the Series A became 48,539,385 shares, which reflects 42,722,218 more shares than the 5,817,167 shares which our stockholders approved. We refer to these extra 42,722,218 shares which may be issued as the “Excess Shares”. The purpose of this Proposal 1 is to obtain approval of the issuance of the Excess Shares in accordance with Nasdaq Listing Rules.

For information on the voting rights of the Series A, see “Voting Rights” beginning at page 11.

Non-Compliance with Nasdaq Listing Rules

On December 27, 2022, the Company received a letter from Nasdaq notifying the Company of its noncompliance with stockholder approval requirements set forth in Listing Rule 5635(d), which as more particularly described below requires stockholder approval for transactions, other than public offerings, involving the issuance of 20% or more of the pre-transaction shares outstanding at less than the Minimum Price (as defined therein).

Additionally, the letter indicates that the Company has violated Nasdaq’s voting rights rule set forth in Listing Rule 5640. Specifically, when we entered into the November Amendment and reduced the conversion price, we failed to make the lower conversion price subject to stockholder approval resulting in a violation of Nasdaq Listing Rule 5640, which provides that existing stockholders’ voting rights cannot be disparately reduced or restricted through any corporate action or issuance. However, we are not seeking stockholder approval of the Nasdaq Listing Rule 5640 violation at the Special Meeting, as such a violation cannot be cured with stockholder approval.

In connection with the letter, the Company was given 45 days from the date of the letter to prepare and submit a plan to regain compliance with the referenced Nasdaq Listing Rules, and then up to 180 calendar days from the date of the letter to evidence compliance. As the letter indicated, if the Company’s plan is either not accepted by Nasdaq or is not adequately executed to regain compliance and remedy the matters set forth in the letter by the prescribed deadline, the Company’s Common Stock will be subject to delisting. While Listing Rule 5640 cannot be remedied by stockholder approval, the Company is seeking approval of this Proposal 1 as part of its plan to comply with Listing Rule 5635 with respect to the Amendment and all Excess Shares potentially issuable thereunder. The Company has responded to this letter with a plan to regain compliance that includes this Proposal 1 and has also responded to the other Nasdaq claims discussed below. As described under “Who is entitled to vote at the Special Meeting?” on page 2, we filed the Amended and Restated Series A Certificate and entered into a separate agreement with the principal holders of the Preferred Stock to, among other things, limit the conversion and voting rights of each series of Preferred Stock to address certain Nasdaq concerns. We are not asking you to approve the voting or conversion of the Series B or Series C at the Special Meeting.

The Company also received other correspondence from Nasdaq, including requests for information related to the Company’s sale of White River Holdings Corp. to White River Energy Corp. (“White River”) in July 2022 in exchange for shares of preferred stock of White River, the potential conflicts of interest resulting from our two senior executive officers also being the senior executive officers of White River, and our failure to have a full-time Chief Financial Officer. In addition, we received a minimum bid price deficiency notice arising from the Company’s Common Stock falling below $1.00 per share for 30 consecutive trading days. For information on the December 2022 Nasdaq correspondence and related matters, as well as subsequent developments with respect to Nasdaq, see the Company’s Current Report on Form 8-K filed on December 30, 2022, our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2022 filed on February 21, 2023, and our Current Report on Form 8-K filed on March 10, 2023.

In connection with the BitNile.com share exchange described below, on March 3, 2023 the Company received a letter from Nasdaq indicating that certain of the terms of the Series B and the Series C, which subject to various limitations are convertible into a combined total of 400,000,000 shares of the Company’s Common Stock, would constitute a change of control requiring stockholder approval under Nasdaq Listing Rule 5110. Specifically, Listing Rule 5110(a) states that “[a] Company must apply for initial listing in connection with a transaction whereby the Company combines with a non-Nasdaq entity, resulting in a change of control of the Company...” Nasdaq also asked certain questions and requested certain documents and information related to various aspects of the BitNile.com transaction and other matters, including the transaction’s valuation and the process by which it arose, was negotiation and closed.

The Series B and the Series C are each subject to limitations designed to prevent a violation of the Nasdaq Listing Rules, including subjecting full conversion and corresponding voting rights to the Company’s receipt of stockholder approval. The Company intends to seek stockholder approval at its 2023 Annual Meeting expected to be held in the late summer.

Nasdaq’s review is continuing and we cannot predict whether it will provide relief.

Subsequent Developments

While the developments described in this subsection titled “Subsequent Developments” do not directly relate to Proposal 1 or any other matter being considered at the Special Meeting, the overview that follows in this subsection is being included in this Proxy Statement to provide stockholders with what management believes to be relevant disclosure and information to their decision in voting on Proposal 1 and, to a lesser degree, Proposals 2 and 3.

BitNile.com Share Exchange

As previously disclosed in the Company’s Current Report on Form 8-K filed on March 10, 2023, on March 6, 2023, the Company closed the share exchange with Ault, which owned approximately 86% of BitNile.com, and the other stockholders of BitNile.com (which include various Ault officers and directors as well as Ault and/or BitNile.com employees) and issued such stockholders on a pro-rata basis a total of 10,000 shares of Series B and Series C with a total stated value of $100,000,000, in exchange for 100% of the outstanding shares of capital stock of BitNile.com. As a result of the transaction, BitNile.com, Inc. became the Company’s wholly-owned subsidiary. Following its acquisition of BitNile.com, the Company’s principal business focus shifted to the development and operation of a metaverse platform. Effective at the closing of this share exchange, the Company’s Board fixed the number of directors at five and appointed Henry Nisser, President and a director of Ault, as a director of the Company to fill the vacancy and as President and General Counsel of the Company.

Because of the negative covenants imposed by the Series A Certificate and a related warrant to acquire a number of shares of Common Stock as necessary to beneficially own 49% of the Company post-exercise for nominal consideration as well as the Company’s plan to spin-off its principal subsidiaries, acquisition of some business from or at the suggestion of Ault was always likely beginning with the June 8, 2022 Series A sale since the Company could not borrow money or sell any securities or make acquisitions, among other things, without Ault’s consent. In connection with the BitNile.com acquisition, the Company obtained an opinion from a third party valuation firm that the transaction was fair to the Company.

After completion of the share exchange, the Company changed its name from “Ecoark Holdings, Inc.” to “BitNile Metaverse, Inc.” and changed its ticker symbol from “ZEST” to “BNMV.”

The Company expects to seek approval for the BitNile.com transaction, including the Series B and Series C terms referenced in the Nasdaq letter and certain related matters at its 2023 Annual Meeting of Stockholders in the late summer.

Amendment and Restatement of Series A Certificate

In response to the Nasdaq correspondence described above, on April [__], 2023, the Company filed the Amended and Restated Series A Certificate to, among other things, limit the total number of shares issuable thereunder to the 5,817,167 shares our stockholders approved in September 2022, less the 1,273,404 Transferred Shares, unless and until the Company receives stockholder approval for such issuance(s) in according with Nasdaq Listing Rules. As described elsewhere in this Proxy Statement, this Proposal 1 only relates to the Excess Shares (or 42,722,218 shares) underlying the Series A pursuant to the November 2022 Amendment, and the Company expects to seek subsequent stockholder approval for additional shares of Common Stock issuable under the Series B and the Series C at its 2023 Annual Meeting of Stockholders expected to be held late this summer.

For a general overview of the terms of the Amended and Restated Series A Certificate, see below under “Overview of Amended Series A.”

Transactions with Ault and White River

The following summarizes certain material transactions that the Company entered into with Ault and/or White River following the June 2022 private placement.

On July 25, 2022, we entered into a share exchange with White River under which we transferred our oil and gas drilling assets held by White River Holdings Corp. to White River in exchange for receipt of preferred stock of White River that converts into Common Stock of White River immediately prior to our spin-off of White River Common Stock to our stockholders of record as of September 30, 2022. In connection with the Series A investment by Ault, it (or a designee) was given the right to participate up to 25% in any future oil wells drilled by the Company in its former oil and gas drilling operations. This right was later transferred into White River. Ault participated in the drilling of [__] wells and owed White River $3,250,000.

On April 4, 2023, the Company entered into an agreement with Ault and White River pursuant to which the Company agreed to pay White River up to $3,250,000. The Company and Ault agreed that in lieu of repayment of the sums advanced to White River, Ault will permit the Company to redeem shares of the Company’s Series A held by Ault by dividing the amount being reduced by the stated value of such shares, or one share of Series A for each $10,833.33 advanced to White River. The redemption cannot occur until the previously announced spin-offs by the Company of shares of Common Stock of White River and Wolf Energy Services Inc. occur which would permit Ault to receive its full dividends thereunder. The transaction was approved by independent directors of the Company at a meeting, with Mr. May abstaining. Mr. Nisser was not present.

As of April 5, 2023, the Company has advanced White River $710,000 under this transaction.

Overview of Series A

The material terms of the Series A, including the Amended and Restated Series A Certificate, are summarized below, which descriptions do not purport to be complete and are summarized in their entirety by the complete text of the Amended and Restated Series A Certificate attached as Annex A.

Series A Overview

Conversion Rights

Each share of Series A has a stated value of $10,833.33 and is convertible into a number of shares of Common Stock (the “Conversion Shares”) determined by dividing the stated value of the shares of Series A being converted by a conversion price equal to the lesser of (i) $1.00 and (ii) the higher of (A) 80% of the 10-day VWAP and (B) $0.25, subject to certain adjustment provisions. The holder’s conversion of the Series A is subject to a beneficial ownership limitation of 19.9% of the issued and outstanding Common Stock as of any applicable date, unless and until we obtain stockholder and Nasdaq approval for the conversion of more than that amount in order to comply with Nasdaq Listing Rules, and in addition the conversion and voting rights of the holders of the Preferred Stock by separate agreement are collectively limited to 19.9% of the outstanding Common Stock as of March 6, 2023 unless and until stockholder approval is obtained (collectively, the “Nasdaq Beneficial Ownership Limitation”).

The conversion rights are also limited to the approved amount of 5,817,167 shares without stockholder approval. This Proposal 1 seeks such stockholder approval.

As described above, the Amendment had the result of increasing the stated value from $10,000 to $10,833.33 and reducing the conversion price from $2.10 to as low as $0.25. Therefore, the maximum number of shares of Common Stock issuable upon conversion of the 932 shares of Series A that were outstanding as of November 28, 2022, and therefore the maximum voting power underlying those shares, increased from 4,438,096 shares of Common Stock to 40,386,655 shares of Common Stock as a result of the Amendment, not including shares of Common Stock issuable as dividends after that date as described below.

Voting Rights

Subject to the Nasdaq Beneficial Ownership Limitation, the Series A is entitled to vote with the Common Stock determined based on the voting formula of the number of shares of Series A multiplied by $10,000, with the product then and divided by $2.10, subject to limitations including the limitation to the approved amount of up to 5,817,167 shares without stockholder approval and to applicable law and the Nasdaq Listing Rules. The Amended and Restated Series A Certificate which effected these changes was designed to alleviate the voting rights violation under Nasdaq Listing Rule 5640, and as a result of the change the voting rights are no longer tied to the conversion provisions of the Series A, as amended by the November 2022 Amendment. As a result, even if this Proposal 1 is approved, such approval will not increase the voting rights of the Series A above those which were in place at June 8, 2022 when the transaction was originally entered and the terms of which were previously approved by our stockholders at the September 2022 meeting.

“Who is entitled to vote at the Special Meeting?” on page 2 for an overview of the relative voting rights of the Preferred Stock at this Special Meeting.

Dividend Rights

Effective November 1, 2022, Ault as the holder of shares of the Series A, is entitled to dividends payable only in Common Stock at an annual rate of 12.6% of the stated value, which as a result of the increase to the stated value resulting from the Amendment is equivalent to $1,365 per year per share, payable monthly until the earlier of (a) November 1, 2024, and (b) the date on which the holder no longer holds any shares of Series A. Our obligation to deliver Common Stock is subject to the Beneficial Ownership Limitation referred to in this Proxy Statement. Prior to the Amendment in November 2022, dividends on the Series A were payable in cash rather than Common Stock at a rate of 12.6% of the stated value, or $1,260 at that time, per annum per share.

We paid the November payment to Ault in cash by mistake and as a result are still owed approximately $95,000 by Ault.

Liquidation Rights

The shares of Series A have a liquidation preference over the Common Stock and any subsequent series of junior preferred stock of $10,833.33 per share of Series A, plus accrued but unpaid dividends.

Redemption

At any time beginning on or after June 8, 2024, Ault may cause us to redeem some or all of the shares of Series A it holds at a per share redemption price equal to the stated value or $10,833.33, plus any accumulated and unpaid dividends thereon. See also the disclosure under “Transactions with Ault and White River” at page 10 regarding a recent agreement related to redemption.

Negative Covenants and Approval Rights

The Series A Certificate subjects us to negative covenants restricting our ability to take certain actions without prior approval from the holder(s) of a majority of the outstanding shares of Series A for as long as the holder(s) continue to hold at least 25% (or such higher percentage as set forth in the Series A Certificate) of the Series A shares issued on the closing date under the SPA. These restrictive covenants include the following actions by us, subject to certain exceptions and limitations:

(i)	payment or declaration of any dividend (other than pursuant to the Series A Certificate);

(ii)	investment in, purchase or acquisition of any assets or capital stock of any entity for an amount that exceeds $100,000 in any one transaction or $250,000, in the aggregate;

(iii)	issuance of any shares of Common Stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock;

(iv)	incurrence of indebtedness, liens, or guaranty obligations, in an aggregate amount in excess of $50,000 in any individual transaction or $100,000 in the aggregate;

(v)	sale, lease, transfer or disposal of any of its properties having a value calculated in accordance with GAAP of more than $50,000;

(vi)	increase in any manner the compensation or fringe benefits of any of its directors, officers, employees; and

(vii)	merger or consolidation with, or purchase a substantial portion of the assets of, or by any other manner the acquisition or combination with any business or entity.

Registration Rights

The Company agreed to register the sale by Ault of up to 5,246,456 shares of Common Stock, representing certain shares of Common Stock issued at the closing plus 5,143,575 of Common Stock (the number of shares permitted at the time by the Nasdaq Beneficial Ownership Limitation). This amount equals 19.9% of our outstanding Common Stock immediately prior to the closing of the June 2022 private placement in which the Series A and Common Stock were issued. We have registered the sale by filing a prospectus supplement pursuant to our registration statement on Form S-3 (File No. 333-249532), which became effective on December 29, 2020, and the base prospectus included therein. In January 2023, Ault agreed to reduce the registration of its secondary offering by $3,500,000 to enable the Company to pursue an at-the-market offering under its Form S-3.

Nasdaq Listing Rule 5635

Our Common Stock is listed on Nasdaq, and as a result, we are subject to Nasdaq’s Listing Rules, including Nasdaq Listing Rule 5635. Below is an overview of the relevant provisions of Nasdaq Listing Rule 5635 as they relate to the Nasdaq 20% Issuance Proposal. The overview does not purport to be complete and is qualified in its entirety by the full text of the Rule’s provisions, which are available on the Nasdaq’s Listing Center website at https://listingcenter.nasdaq.com/rulebook/nasdaq/rules.

Nasdaq Listing Rule 5635(d)

Nasdaq Listing Rule 5635(d) requires stockholder approval prior to an issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by a listed company of Common Stock equal to 20% or more of the Common Stock, or 20% or more of the voting power, that was outstanding before the issuance for less than the lower of the closing price of such Common Stock as of the date of execution of the definitive agreement with respect to such transaction and the average closing price for the five trading days immediately preceding such date. The provisions in the Series A Certificate that prevent the issuance of shares of our Common Stock upon conversion if such issuance will result in such holders beneficially owning in excess of 19.9% of our Common Stock prior to stockholder approval pursuant to the Nasdaq Beneficial Ownership Limitation were designed to avoid an issuance under the Series A that would be in excess of the Nasdaq Beneficial Ownership Limitation, and are therefore required under Nasdaq Listing Rule 5635(d). The 19.9% limitation is based upon the number of shares of Common Stock outstanding as of any given conversion date and excludes Common Stock previously sold.

We are seeking stockholder approval for the issuance of the shares of Common Stock upon conversion and as dividend payments under the Series A after giving effect to the Amendment pursuant to Nasdaq Listing Rule 5635(d) without regard to the Nasdaq Beneficial Ownership Limitation.

Nasdaq Listing Rule 5635(b)

Nasdaq Listing Rule 5635(b) requires stockholder approval prior to an issuance of securities that will result in a “change of control” of a listed company, which for Nasdaq purposes is generally deemed to occur when, as a result of an issuance, an investor or a group of investors acquires, or has the right to acquire, 20% or more of the outstanding equity or voting power of the company and such ownership or voting power would be the company’s largest ownership position. Because the Amendment provides for the potential issuance of a total of 48,539,385 shares of Common Stock, representing the shares that were previously issuable under the Series A plus the Excess Shares on which the stockholders are being asked to vote in this Proposal 1, our issuance of Common Stock pursuant to the Series A Certificate as amended by the Amendment could result in a “change of control” for purposes of Nasdaq Listing Rule 5635(b). This number is greater than 50% of the 43,558,690 shares of our Common Stock that were outstanding as of the Record Date, and therefore absent the Nasdaq Beneficial Ownership Limitation, our issuance of the Series A and subsequent Amendment thereto would constitute a “change of control” because a single entity could acquire a greater ownership position than any of our stockholders prior to the June 2022 private placement in which the Series A was issued and the November 2022 Amendment.

Accordingly, we are seeking stockholder approval pursuant to Nasdaq Listing Rule 5635(b) to permit the issuance of the Excess Shares or 42,722,218 shares, which would be in excess of the 20% maximum under Rule 5635(b), after taking into account other shares of Common Stock issued or issuable to Ault that are below the Nasdaq Beneficial Ownership Limitation contained in the Series A.

However, the above description does not give effect to the issuance of Series B and Series C following the Amendment, which together are convertible into up to 400 million shares of Common Stock, subject to stockholder approval in accordance with Nasdaq Listing Rules. The Company intends to seek separate stockholder approval for the conversion and the voting of those series of Preferred Stock and related transactions. If we obtain such stockholder approval at our 2023 Annual Meeting, the holders of the Series B and Series C can vote 400 million votes (reduced ratably for any reverse split) in addition to votes under the Series A which may be approved at the Special Meeting.

Consequences if Stockholder Approval is Not Obtained

If we fail to obtain approval for the Nasdaq 20% Issuance Proposal, Ault (or any transferee) cannot convert its Series A into Common Stock beyond the previously approved 5,817,167 shares, less the 1,273,404 Transferred Shares.

In addition, if we fail to obtain approval for Proposal 1 or otherwise take action to regain compliance with Nasdaq Listing Rule 5635, Nasdaq may take action to delist us. Certain information about the risks of a potential delisting and the actions we may take to prevent it are discussed under Proposal 3 in which we are seeking stockholder approval of a Reverse Split to regain compliance with the Nasdaq Listing Rule that requires us to maintain a minimum bid price of $1.00. In addition, further risks and uncertainties relating to our Nasdaq issues are also separately discussed elsewhere in this Proxy Statement under “Certain Risks Associated with the Nasdaq Issues and Our Efforts to Regain Compliance” on pages 23.

Description of Proposal

We are seeking stockholder approval as required by Nasdaq Listing Rule 5635 (as described above) to enable us to issue a number of shares our Common Stock pursuant to the Series A Certificate as amended by the Amendment that exceeds 20% of our outstanding Common Stock as of any applicable conversion date, reflects the 42,722,218 Excess Shares consisting of the following:

●	Up to a maximum of 32,402,821 shares potentially issuable upon conversion of the Series A, in excess of the 5,817,167 shares reflecting the shares of Common Stock under the Series A that were previously authorized or approved by prior stockholder vote at the special stockholder’s meeting held for such purpose in September 2022; and

●	Up to 10,319,397 shares of Common Stock payable as dividends, assuming for such purpose all such payments are made at the 18% default dividend rate as required by Nasdaq Listing Rule 5635.

Vote Required

The affirmative vote of the holders of a majority of votes cast on the proposal, which includes those present in person or represented by proxy and entitled to vote on the matter and excludes the voting power in excess of the Series A Voting Power and also excludes the voting power held by the Series B and Series C, is necessary to approve the Nasdaq 20% Issuance Proposal. If this threshold is not obtained, the Company may adjourn the meeting to seek additional votes “FOR” Proposal 1.

The use of the “majority of votes cast” is being used in accordance with Nasdaq Marketplace Rule 5635(e)(4). We have limited the Preferred Stock votes on this Proposal 1 to the Series A Voting Power which was previously approved to ensure such Preferred Stock, the outcome of Proposal 1 and any other matters related thereto are approved in accordance with Nasdaq Listing Rules.

Broker non-votes will not affect whether this proposal is approved, but abstentions will have the same effect as a vote against the proposal. Although Nevada law is unclear, we are treating abstentions as votes cast.

Anticipated and Potential Effects of this Proposal

The issuance of the shares of our Common Stock which are the subject of the Nasdaq 20% Issuance Proposal will result in an increase in the number of shares our Common Stock that may become outstanding. This will result in a decrease to the respective ownership and voting percentage interests of our other stockholders. Our market value and our future earnings per share, if any, may be reduced.

If the Nasdaq 20% Issuance Proposal is approved, it could also result in the subsequent issuance of a total of 42,722,218 Excess Shares over the Nasdaq Beneficial Ownership Limitation in the Series A, and assuming no other issuances of our Common Stock occur, which would be dilutive to our other stockholders and could also adversely affect the market price and trading volatility of our Common Stock.

If the Nasdaq 20% Issuance Proposal is not approved, the Company’s Common Stock could be subject to delisting from Nasdaq, unless it can successfully determine and effect another means of remedying the non-compliance brought about by the Amendment, which we believe is highly unlikely.

For your consideration of the Nasdaq 20% Issuance Proposal, the above descriptions of the material terms of the Amended and Restated Series A Certificate and certain other material developments that took place following the November 2022 Amendment is set forth in this Proxy Statement to provide you with basic information concerning the Series A and related matters. However, the description above is not a substitute for reviewing the more complete disclosure about the referenced developments, as well as the full text of the referenced documents. With respect to the Series A, this includes the Amended and Restated Series A Certificate included with this Proxy Statement as Annex A.

The Board recommends that the Company’s stockholders vote “FOR” the Nasdaq 20% Proposal (this Proposal 1), and thereby permit the issuance of the 42,722,218 shares of Common Stock issuable pursuant to the Amendment. Mr. Nisser abstained from voting on this matter.

PROPOSAL 2.

APPROVAL OF AUTHORIZED SHARE INCREASE

The Board has approved, and is asking the Company’s stockholders to approve the Authorized Share Increase, which is an increase in the number of authorized shares of Common Stock 100,000,000 shares to [400,000,000] shares and a corresponding amendment to the Articles to effect the Authorized Share Increase. The form of amendment to the Articles to be filed with the Nevada Secretary of State to effect the Authorized Share Increase if we obtain stockholder approval is included in this Proxy Statement as Annex B.

Under our Articles, we are currently authorized to issue up to 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the close of business on the Record Date, there were 43,558,690 shares of Common Stock issued and outstanding and 10,882 shares of Preferred Stock issued and outstanding, consisting of 882 shares of Series A, 8,637.5 shares of Series B and 1,362.5 shares of Series C. Additionally, as of the Record Date there were [__] shares of Common Stock underlying other outstanding derivative securities comprised of stock options, warrants and restricted stock units (“RSUs”). If Proposal 1 is approved by the stockholders, after allowing for the issuance of the Excess Shares assuming full conversion of the Series A and issuance of shares of Common Stock as dividends, and assuming for such purpose the maximum possible issuances thereunder, we would have only [__] shares of Common Stock available prior to affecting the Reverse Split for which we seek authorization in Proposal 3. As described below, we have contractual obligations which require us to increase our authorized Common Stock. While we do not plan to issue Ault or the Series C holders any portion of the extra 300 million shares prior to obtaining stockholder approval of that transaction, we have a substantial need to raise capital to support our new metaverse business which is in a startup phase as well as pay our ongoing costs, including public company costs. For this reason, and to allow for greater flexibility to issue Common Stock including for compensation awards, we are seeking stockholder approval of the Authorized Share Increase.

Purpose of the Authorized Share Increase

Assuming Proposal 1 is approved, we will be required to establish and maintain a reserve of authorized but unissued shares of Common Stock equal to approximately 145,618,155 shares (the “Series A Reserve”) for issuance pursuant to the Series A Certificate. When we effected the Amendment in November 2022, Ault understood we did not meet the Series A Reserve requirement. One principal purpose of the Authorized Share Increase is to comply with this Series A Reserve requirement in the event that Proposal 1 is approved. A second principal purpose is to have Common Stock available to permit us to raise capital. We estimate we will need approximately $[__] million to support our operations over the next 12 months. We cannot assure you that we will be successful in meeting our working capital needs but any financings will likely be very dilutive to our stockholders.

Excluding the Series B and Series C for which the Company intends to seek subsequent stockholder approval, the Company needs [__] shares of authorized Common Stock to meet its existing contractual obligations including those to Ault. Increasing the authorized number of shares of Common Stock to [400,000,000] shares would give the Company sufficient flexibility to undertake to issue Common Stock in the future as needed, including to raise capital.

Given the above outstanding securities and agreements to which the Company is subject, and specifically the need for additional authorized but unissued shares of Common Stock in order to comply with the Series A Reserve, as well as working capital needs, the Board believes it to be in the best interest of the Company to increase the number of shares of Common Stock the Company is authorized to issue in order to enable the Company to comply with its contractual obligations while also giving the Company greater flexibility to offer and sell Common Stock and/or derivative securities in future financing transactions. The Board believes that additional authorized shares of Common Stock will also better position the Company to take timely advantage of market conditions as well as favorable acquisition opportunities that may become available to the Company.

If this Proposal 2 is approved, the authorized but unissued shares of Common Stock will be [__] shares of Common Stock, which again does not reflect reserve requirements with respect to the Series B and the Series C. Specifically, the Series B and the Series C require an additional 200% reserve of the shares of Common Stock underlying those series of Preferred Stock, for a total share reserve requirement of 800,000,000 shares of Common Stock thereunder. This Proposal 2 will not, and is not intended to, establish such a reserve, but is rather focused on the Series A Reserve and requirements under other outstanding derivative securities, as well as enabling greater flexibility for other issuances as described above. Subject to the requirements of such securities and the Nasdaq Listing Rules, the authorized but unissued shares of Common Stock will be issued at the direction of the Board, without stockholder approval unless required by applicable law or Nasdaq Listing Rules.

Compensation Programs

We have historically compensated our directors, officers and employees with stock options and/or RSUs in addition to salaries and other forms of cash compensation. Presently, we are providing our non-employee directors (including Ault’s designee) with RSUs equal to $12,500 per quarter.

If approved by the stockholders, the Authorized Share Increase will enable the Company to continue to compensate its directors awards under its compensation programs.

Rights of Additional Authorized Shares

Any newly authorized shares of Common Stock will have the same rights as the shares of Common Stock now authorized and outstanding. The Authorized Share Increase will not affect the rights of current holders of Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares.

Potential Effects of the Proposed Amendment

Adoption of the Authorized Share Increase alone will not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders. However, the Authorized Share Increase, if approved, will enable the Company to issue additional shares of Common Stock or derivative securities exercisable or convertible into Common Stock, which could have a dilutive effect on our existing stockholders and a depressive effect on our stock price.

While the Company cannot determine with certainty the exact uses of the additional authorized Common Stock as of the date of this Proxy Statement, certain anticipated or potential uses are summarized as follows:

In addition, the Company will be obligated to issue Common Stock underlying RSUs issued to non-employee directors in April 2023.

No Appraisal Rights

Stockholders have no rights under Chapter 78 of the Nevada Revised Statutes or under our Articles to exercise dissenters’ rights of appraisal with respect to the approval of the Authorized Share Increase.

The Board recommends that the stockholders vote “FOR” this Proposal 2.

PROPOSAL 3.

APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Our Board has adopted and submitted for stockholder approval an amendment to our Articles to effect a Reverse Split of all outstanding shares of our Common Stock at any time prior to December 25, 2023, if the Board deems that it is in our and our stockholders’ best interests, at a ratio to be determined by the Board in the range of one-for-[__] through one-for-[__]. Our Board will have the sole discretion to elect, as it determines to be in the best interests of the Company and our stockholders, whether or not to effect a Reverse Split, and if so, at which ratio within the approved range. Our Board believes that approval of a proposal granting this discretion to the Board, rather than approval of an immediate Reverse Split at a specified ratio, would provide the Board with maximum flexibility to react to current market conditions and other factors it deems appropriate and to therefore achieve the purposes of the Reverse Split, if implemented, and to act in the best interests of the Company and our stockholders.

The Reverse Split has been proposed for approval at the Special Meeting in order to attempt to remediate the Company’s current noncompliance with Nasdaq’s minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2). On December 30, 2022, Nasdaq notified the Company that the Company was not compliant with this requirement by failing to be above $1.00 per share for 30 consecutive trading days, and that the Company has until June 28, 2023 to regain compliance by having a closing bid price of at least $1.00 per share for 10 consecutive trading days, subject to a potential 180 calendar day extension of the grace period. To qualify for the additional grace period, the Company will be required to meet the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second grace period, by effecting the Reverse Split if necessary. The purpose of the Reverse Split is to regain compliance with Nasdaq’s Rule and avoid delisting of our Common Stock.

To effect the Reverse Split, our Board would authorize our management to file a Certificate of Amendment to our Articles with the Nevada Secretary of State. If our Board elects to implement the approved Reverse Split within the range, the number of issued and outstanding shares of our Common Stock (as well as Common Stock underlying derivative securities such as options and warrants) would be reduced in accordance with the ratio for the selected Reverse Split. The par value of our Common Stock would remain unchanged, however the number of authorized and unissued shares of our Common Stock would increase as a result of the Reverse Split. If approved by our stockholders, our Board may nonetheless elect not to implement the Reverse Split at its sole discretion. This could occur if our Common Stock regains compliance with the Nasdaq Listing Rule prior to the termination of the applicable grace period. The proposed form of amendment to our Articles to implement the Reverse Split is attached to this Proxy Statement as Annex C.

Purpose of the Reverse Split

On December 30, 2022, the Company received a letter from Nasdaq notifying the Company of its noncompliance with Nasdaq Listing Rule 5550(a)(2) (by failing to maintain a minimum bid price for its Common Stock of at least $1.00 per share for 30 consecutive trading days.

While the letter had no immediate impact on the listing of the Company’s Common Stock, which has continued to be listed and traded on The Nasdaq Capital Market, the Company is seeking stockholder approval of the Reverse Split to enable the Board to take action to attempt to enable the Company to regain compliance with the Nasdaq Listing Rule and continue to be listed on The Nasdaq Capital Market. By including Board discretion to effect the Reverse Split within the range, the Company will be positioned to react to market conditions and actions taken by Nasdaq to increase the Company’s chances of achieving this goal.

The Board has determined that maintaining listing on Nasdaq is an important goal, as the Board believes that the listing of our Common Stock on a principal national securities exchange enhances the liquidity of the outstanding shares as well as the Company’s ability to raise capital, each of which is considered to be a benefit to the Company and its stockholders. Additionally, the Board believes that continued listing on Nasdaq enhances visibility and credibility to the investment community with respect to our Common Stock. If, on the other hand, our Common Stock were delisted from Nasdaq and we were unable to list our securities on an alternative national securities exchange, trading of our Common Stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or a lower-tiered quotation system operated by The OTC Markets Group. In such an event, investors may find it more difficult to sell shares of our Common Stock. The result could be a depressive effect on our stock price. In addition, if our Common Stock were delisted, it would become subject to SEC rules regarding “penny stocks,” which impose additional disclosure requirements on broker-dealers and further hindrances and expenses for investors seeking to sell the securities. For these reasons and others, delisting would likely adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business and an investment in us, as well as on our ability to raise capital as and when required.

While the Company hopes that approval of this Proposal 3 will enable it to regain compliance prior to the termination of the grace period, the Company intends to monitor the bid price of its Common Stock and assess its options for maintaining the listing of its Common Stock on The Nasdaq Capital Market.

Consequences relating to the Reverse Split; Interaction Between Proposal 3 and Proposal 1

If the Reverse Split is not approved under this Proposal 3 and our stock price does not otherwise increase as needed to regain compliance with Nasdaq Listing Rule 5550, we could be subject to delisting from Nasdaq. Further, even if we obtain approval for this Proposal 3, we may be unable to obtain approval for Proposal 1 or other matters which require subsequent stockholder approval or other forms of remediation to maintain our Nasdaq listing as described elsewhere in this Proxy Statement, and may as a result still be subject to delisting even if the Reverse Split is approved. Among other key differences, Proposal 1 relates to a different Nasdaq Listing Rule than this Proposal 3.

For more information on the risks and uncertainties inherent in each Nasdaq-related proposal and the potential for a Nasdaq delisting, including with respect to the Nasdaq deficiency notices and other communications we have had with Nasdaq, see below under the heading “Certain Risks Associated with the Nasdaq Issues and Our Efforts to Regain Compliance.”

Principal Effects of the Reverse Split

The Reverse Split, if implemented, will have the following principal effects:

●	the number of shares of our Common Stock held by individual stockholders will decrease based on the ratio, and the number of stockholders who own “round lots” of at least 100 shares of will decrease; and

●	the number of shares of Common Stock issuable upon exercise of outstanding stock options and warrants or conversion of outstanding convertible securities (if any) and the exercise price of such outstanding options and warrants and the conversion price of such outstanding convertible securities (if any), will be adjusted in accordance with their respective terms based on the ratio at which the Reverse Split is effected.

Depending on the ratio for the Reverse Split determined by our Board, a minimum of [__] and a maximum of [__] shares of existing Common Stock will be combined into one new share of Common Stock.  The table below shows, as of the Record Date, the number of outstanding shares of Common Stock (excluding Treasury shares) that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares) from the current number of outstanding shares of Common Stock which is [__] shares as of the Record Date (excluding Treasure shares):

Reverse Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Split

1-for-[ ]	[ ]
1-for-[ ]	[ ]
1-for-[ ]	[ ]
1-for-[ ]	[ ]
1-for-[ ]	[ ]

Shares of Common Stock after the Reverse Split will be fully paid and non-assessable. The amendment will not change any of the other terms of our Common Stock. Following the Reverse Split, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of Common Stock prior to the Reverse Split. Following the Reverse Split, we will continue to be subject to the reporting requirements of the Exchange Act.

The Reverse Split will have an overall effect of increasing the authorized but unissued shares of Common Stock. These shares may be issued by our Board in its sole discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our Common Stock.

Fractional Shares

No fractional shares will be issued as the result of the Reverse Split. We will round up any fractional shares resulting from the Reverse Split to the nearest whole share.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Common Stock following the proposed Reverse Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act.

Procedure for Implementing the Reverse Split

The Reverse Split would become effective upon the filing with the Nevada Secretary of State of a Certificate of Amendment to the Articles as of the time of filing or such other time set forth in the Certificate of Amendment (the “Effective Time”), as determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders. Additionally, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Split if, at any time prior to the filing of the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the best interest of the Company and the stockholders to effect the Reverse Split. If a Certificate of Amendment effectuating the Reverse Split has not been filed with the Secretary of State of the State of Nevada by the close of business on December 25, 2023, our Board will abandon the Reverse Split. Beginning at the Effective Time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Split.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, used to identify our equity securities. Stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

Effect on Beneficial Owners of Common Stock

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names with Pacific Stock Transfer, the Company’s Transfer Agent. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Split. Stockholders who hold our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Effect on Registered “Book-Entry” Holders of Common Stock

Certain registered holders of our Common Stock may hold some or all of their shares electronically in book-entry form with the Transfer Agent. These stockholders do not have stock certificates evidencing their Common Stock ownership. Such stockholders are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the Transfer Agent will not need to take action. The Reverse Split will automatically be reflected in the Transfer Agent’s records and on their next statement.

Exchange of Stock Certificates

We expect that the Transfer Agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e., stockholders who hold their shares directly in their own name and not through a broker) in connection with the Reverse Split. As soon as practicable after the filing of the Certificate of Amendment, registered holders of certificated pre-Reverse Split shares may be asked to surrender to the Transfer Agent certificates representing pre-Reverse Split shares in exchange for a book entry with the Transfer Agent or certificates representing post-Reverse Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new stock certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Transfer Agent.

For street name holders of pre-Reverse Split shares (i.e., stockholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the Effective Time.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Certain Federal Income Tax Consequences

Each stockholder is advised to consult their own tax advisor as the following discussion may be limited, modified or not apply based on your particular situation.

The following discussion of the material U.S. federal income tax consequences of the Reverse Split is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect. Those legal authorities are subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect to the Reverse Split. No ruling from the IRS with respect to the matters discussed below has been requested, and there is no assurance that the IRS or a court would agree with the conclusions set forth in this discussion. The following discussion assumes that the pre-split shares of Common Stock were, and post-split shares will be, held as “capital assets” as defined in the Code. This discussion may not address certain U.S. federal income tax consequences that may be relevant to particular stockholders in light of their specific circumstances or to certain types of stockholders (like dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the U.S. federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

We will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split.

A stockholder will not recognize gain or loss for U.S. federal income tax purposes on the exchange of pre-Reverse Split shares of our Common Stock for post-Reverse Split shares of our Common Stock in the Reverse Split. A stockholder’s aggregate tax basis in the post-Reverse Split shares of our Common Stock the stockholder receives in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares of our Common Stock the stockholder surrenders in exchange therefor. A stockholder’s holding period for the post-Reverse Split shares of our Common Stock the stockholder receives in the Reverse Split will include the stockholder’s holding period for the pre-Reverse Split shares of our Common Stock the stockholder surrenders in exchange therefor. Stockholders who have different bases or holding periods for pre-Reverse Split shares of our Common Stock should consult their tax advisors regarding their bases or holding periods in their post-Reverse Split Common Stock.

The Board recommends that the stockholders vote “FOR” this Proposal 3.

PROPOSAL 4.

ADJOURNMENT

General

The Company is asking stockholders to approve, if necessary, an adjournment of the Special Meeting to solicit additional proxies in favor of Proposals 1, 2 and 3 (the “Adjournment”). Any Adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow the stockholders who have already sent in their proxies to revoke them at any time prior to the time that the proxies are used. While the Company expects that all other proposals before the Special Meeting will be approved, it is including this Proposal 4 in order to give street name holders sufficient time to vote.

Vote Required

The affirmative vote of a majority of the votes cast for or against this Proposal 4 is required to approve the Adjournment. Abstentions will be considered votes cast, and accordingly will have the effect of a vote against this Proposal 4.

The Board recommends that the stockholders vote “FOR” this Proposal 4.

CERTAIN RISKS ASSOCIATED WITH THE NASDAQ ISSUES AND OUR EFFORTS TO REGAIN COMPLIANCE

The following discussion provides an overview of certain material risks and uncertainties which the Company and its investors face arising from the Company’s recent Nasdaq issues and our efforts to remediate alleged violations of the Nasdaq Listing Rules, including Proposals 1 and 3 for which stockholder approval is being sought to comply with Nasdaq Listing Rules. See the discussions under each of those Proposals for more information.

Nasdaq has recently provided us with correspondence containing violation notices and questions arising from certain of our prior transactions, the result of which could be our Common Stock being delisted from Nasdaq.

As previously disclosed in prior SEC filings and summarized elsewhere in this Proxy Statement in the discussions under Proposal 1 and Proposal 3, beginning in December 2022 the Company received a series of notices of non-compliance and information requests and inquiries relating to the November 22 Amendment, the minimum bid price deficiency which arose in December 2022, the sale of White River Holdings Corp. to White River, and the acquisition of BitNile.com and the issuance of Series B and Series C thereunder. This Proxy Statement relates to the November 2022 Amendment and the minimum bid price deficiency, but not to the other matters on which we have received notices and other correspondence from Nasdaq. As such, if we are unable to obtain stockholder approval for Proposals 1 and 3 which are intended to cure two Nasdaq violations raised in Nasdaq correspondence, we could be subject to delisting. Further, even if we do obtain approval for Proposals 1 and 3, we may be unable to remedy the other violations(s) which we intend to address separately at our next Annual Meeting expected to be held late this summer. While we have included in the Certificates of Designation for the Company’s outstanding series of Preferred Stock and a separate agreement with the principal holders of Preferred Stock certain provisions designed to avoid or prevent violations of Nasdaq Listing Rules, and intend to cooperate with Nasdaq in an effort to regain compliance with all Nasdaq Listing Rules we have been alleged of violating, given the volume and complexity of the Nasdaq issues we face, we cannot assure you that these efforts will result in compliance or that Nasdaq will permit us to have our Common Stock remain listed.

Any of the foregoing matters could result in our Common Stock being delisted from Nasdaq. If our Common Stock is delisted from Nasdaq, we could face significant material adverse consequences, including:

●	A central purpose of the BitNile.com acquisition - combining a metaverse business with a Nasdaq-listed issuer - and the anticipated benefits of that transaction for us and our stockholders, could be seriously diminished or lost;

●	We could face greater difficulty raising capital as and when needed, on favorable terms, or at all, and could be forced to enter into more dilutive or onerous financing transactions given the relative lack of liquidity following a delisting;

●	The recent weaknesses of the capital markets for small and micro cap issuers combined with the very recent banking crisis may make it harder for us to raise capital;

●	There could be limited availability of market quotations for our Common Stock and reduced liquidity with respect to our Common Stock;

●	Our Common Stock would likely become a “penny stock” which will require broker-dealers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Common Stock; and

●	There will be a limited amount of news and analyst coverage for our Company.

If we are unable to rectify any of the above-described Nasdaq issues, including potentially for failure to timely obtain stockholder approval or for other reasons delineated elsewhere in these Risk Factors, delisting will subject us and our stockholders to the above and other adverse consequences, and could also delay or prevent us from executing our business plans with respect to the BitNile.com metaverse, effecting the announced spin-offs of Common Stock of certain entities or otherwise further our and our stockholders’ interests as described elsewhere in this Proxy Statement.

If the Reverse Split does not result in a proportionate increase in the price of our Common Stock, we may be unable to regain compliance with the Nasdaq listing requirements or meet those of another national securities exchange.

We expect that if approved the Reverse Split will increase the market price of our Common Stock so that we will be able to regain compliance with Nasdaq’s minimum bid price requirement. However, the effect of the Reverse Split on the market price of our Common Stock cannot be predicted with certainty, and the results of reverse stock splits by companies under similar circumstances have varied. It is possible that the market price of our Common Stock following the Reverse Split will not increase sufficiently for us to regain compliance with the minimum bid price requirement. For example, if our stock price were to fall too low following stockholder approval of the Reverse Split, the high end of the range of the Reverse Split, which is one-for-[__], could potentially be insufficient to enable us to comply with the minimum bid price requirement post-Reverse Split. If we are unable meet the minimum bid price requirement or other requirements under Nasdaq Listing Rules, we may not be unable continue to have or Common Stock listed on Nasdaq, and may be unable to list our Common Stock on an alternative national securities exchange. This could have a material adverse effect on our liquidity and an investment in us, and impose additional hardships on investors seeking to sell our Common Stock.

Even if the Reverse Split results in the requisite increase in the market price of our Common Stock, there is no assurance that we will be able to continue to comply with the minimum bid price requirement or other Nasdaq requirements.

Even if the Reverse Split results in the requisite increase in the market price of our Common Stock to be in compliance with the minimum bid price requirements of Nasdaq, there can be no assurance that the market price of our Common Stock following the Reverse Split will remain at the level required for continued compliance with such requirement. It is not uncommon for the market capitalization of a company’s Common Stock to decline in the period following a reverse stock split. The risk of the foregoing occurring is exacerbated by the recent market downturns and uncertainty surrounding the possibility of a recession, which many market analysis believe is increasingly likely given the recent prominent bank failures and the Federal Reserve interest rate hikes to combat inflation. We have also effected a proportionate reverse stock split previously in 2020, which was at a ratio of one-for-five wherein the authorized shares were reduced proportionately which under Nevada law allowed us to effect it without stockholder approval. Such prior reverse stock split was completed in part to assist us becoming uplisted onto Nasdaq in August 2021. If the market price of our Common Stock declines following the implementation of the Reverse Split, the percentage decline may be greater than would occur in the absence of the Reverse Split. In any event, other factors unrelated to the number of shares of our Common Stock outstanding, such as negative financial or operational results, could adversely affect the market price of our Common Stock and jeopardize our ability to meet or continue to comply with the minimum bid price requirement.

The Reverse Split may decrease the liquidity of our Common Stock.

The liquidity of our Common Stock may be adversely affected by the Reverse Split given the reduced number of shares that will be outstanding following the Reverse Split, especially if the market price of our Common Stock does not sufficiently increase as a result of the Reverse Split. In addition, the Reverse Split may decrease the number of stockholders who own round lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

The increased market price of our Common Stock resulting from the Reverse Split may not attract new investors, including institutional investors, and may not satisfy the investing guidelines of those investors, and consequently, the liquidity of our Common Stock may not improve.

Although we believe that a higher market price may help generate greater or broader investor interest in our Common Stock, there can be no assurance that the Reverse Split will result in a per-share price increase sufficient to attract new investors, including institutional investors. Additionally, there can be no assurance that the market price of our Common Stock will satisfy the investing guidelines of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve following the Reverse Split.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of the Record Date by (i) those persons known by the Company to be owners of more than 5% of the Company’s outstanding Common Stock, (ii) each director, (iii) each named executive officer (as such term is defined under the SEC Rules, and (iv) the Company’s current executive officers and directors as a group. Unless otherwise specified in the notes to the below table, the address for each person is: c/o BitNile Metaverse, Inc., 303 Pearl Parkway Suite 200, San Antonio, TX 78215, Attention: Corporate Secretary.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)
Named Executive Officers and Directors:
Common Stock,	Randy S. May (2)	[__]	[__]	%
Common Stock	Gary Metzger (3)	[__]	[__]	%
Common Stock	Steven K. Nelson (4)	[__]	[__]	%
Common Stock	Henry Nisser (5)	[__]		%
Common Stock	Emily L. Pataki (6)	[__]	[__]	%
Common Stock	Jay Puchir (7)	[__]	[__]	%
Common Stock	William B. Hoagland (8)	[__]	[__]	%
Common Stock	All directors and all executive officers as a group (7 persons) (9)	[__]	[__]	%
5% Stockholders:
Common Stock	Nepsis, Inc. (10)	[__]	[__]	%
Common Stock	Ault Alliance, Inc. (Ault) (11)	[__]	[__]	%
Common Stock	Ault Lending, LLC (12)	[__]	[__]	%

*	Less than 1%.
(1)	Applicable percentages are based on outstanding voting power consisting of 43,558,690 shares of Common Stock and the Preferred Stock Voting Power of 8,214,679 votes underlying the Series A, Series B and Series C that are entitled to vote, after giving effect to Ault’s sale of the Transferred Shares, beneficial ownership limitations and related provisions with respect to the outstanding Preferred Stock, that are outstanding as of the Record Date. See “Who is entitled to vote at the Special Meeting?” on page 2 and “Series A Overview” on page 11 for a description of the Preferred Stock Voting Power. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options, warrants or conversion of convertible notes. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in the table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by them. This table does not include any unvested stock options except for those vesting within 60 days, or shares of Common Stock issuable following vesting of RSUs that are not deliverable within 60 days.
(2)	Mr. May is our Chairman of the Board and Chief Executive Officer. Includes 50,000 vested stock options.
(3)	Mr. Metzger is a director. Includes 200,000 shares held by Gary Metzger Irrevocable Trust, 102,584 vested stock options. Gives effect to the delivery of shares of Common Stock pursuant to vested RSUs.
(4)	Mr. Nelson is a director. Includes 102,584 vested stock options. Gives effect to the delivery of shares of Common Stock pursuant to vested RSUs.
(5)	Mr. Nisser was appointed as President, General Counsel and as a director in connection with the BitNile.com share exchange in March 2023. Represents 72,212 votes underlying the Series C held by Mr. Nisser. Does not include votes underlying the shares of Series B held by Ault as described in footnote (11). Gives effect to the delivery of shares of Common Stock pursuant to vested RSUs.
(6)	Ms. Pataki is a director. Represents 20,000 shares held by Theodore R. Pataki & Emily Lederer Pataki JT TEN. Gives effect to the delivery of shares of Common Stock pursuant to vested RSUs.
(7)	Mr. Puchir is our Chief Financial Officer. Includes 50,000 vested stock options held by Mr. Puchir, and 547,946 shares of Common Stock and 40,000 vested stock options held by Atikin Investments LLC, an entity managed by Mr. Puchir.
(8)	Mr. Hoagland was the Chief Executive Officer and a director of Agora Digital Holdings, Inc., an 89%-owned subsidiary of the Company, until he resigned from such roles in January 2023. By virtue of his compensation in the fiscal year ended March 31, 2023, Mr. Hoagland is a named executive officer as defined by the SEC’s Rules for that fiscal year.
(9)	This amount represents beneficial ownership by all directors and all current executive officers of the Company including those who are not Named Executive Officers under the SEC’s disclosure rules. Includes additional 18,000 vested stock options not otherwise footnoted.
(10)	The address is 8674 Eagle Creek Circle, Minneapolis, MN 55378. Based solely on the information contained in a Schedule 13D/A filed with the SEC on January 20, 2023.
(11)	The address is 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141. Represents the votes to which Ault is entitled by virtue of the Series A and Series B it beneficially owns as of the Record Date. Does not reflect any votes underlying shares of Series C held by affiliates of Ault. Mr. Todd Ault is the Executive Chairman, and Mr. Henry Nisser is the President of Ault as reported in a Schedule 13D filed on Mach 6, 2023. As disclosed elsewhere in this Proxy Statement, after the filing of that Schedule 13D, the principal holders of Preferred Stock agreed to certain limitations on the conversion and voting rights of the Preferred Stock designed to avoid non-compliance with Nasdaq Listing Rules. Notwithstanding the table, the Preferred Stock Voting Power is limited to 19.9% of outstanding shares of Common Stock as of March 6, 2023, except for the more limited Series A Voting Power.
(12)	The address is 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141. Represents the Series A Voting Power as of the Record Date. Ault Lending, LLC is a subsidiary of Ault Alliance, Inc. Does not reflect any votes underlying shares of Series B held by Ault or shares of Series C held by affiliates of Ault. Mr. Todd Ault is the Executive Chairman, and Mr. Henry Nisser is the President of Ault as reported in a Schedule 13D filed on Mach 6, 2023. As disclosed elsewhere in this Proxy Statement, after the filing of that Schedule 13D, the principal holders of Preferred Stock agreed to certain limitations on the conversion and voting rights of the Preferred Stock designed to avoid non-compliance with Nasdaq Listing Rules. Notwithstanding the table, the Preferred Stock Voting Power is limited to 19.9% of outstanding shares of Common Stock as of March 6, 2023, except for the more limited Series A Voting Power.

OTHER MATTERS

The Company has no knowledge of any other matters that may come before the Special Meeting and does not intend to present any other matters.

If you do not plan to attend the Special Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Special Meeting, at your request, the Company will cancel your previously submitted proxy.

Annex A

Amendment to the Certificate of Designation of

Rights, Preferences and Limitations of

Series A Convertible Redeemable Preferred Stock

[__]

A-1

Annex B

Certificate of Amendment to

Articles of Incorporation

(Authorized Share Increase)

BitNile Metaverse, Inc. (the “Company”), a corporation incorporated under the laws of the State of Nevada, hereby certifies as follows:

1. The name of the Company is BitNile Metaverse, Inc.

2. Pursuant to Sections 78.380 and 78.385 of the Nevada Revised Statutes, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding voting power of the Company.

3. Article 4 of the Articles of Incorporation is hereby by replacing the first paragraph of such Article with the following:

The total number of shares of capital stock of all classes and series the corporation shall have the authority to issue is 405,000,000 shares consisting of (i) 400,000,000 shares of common stock, par value $0.001 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.

4. This Certificate of Amendment to the Articles of Incorporation was duly adopted and approved by the stockholders of this Company on the ___ day of _______ 2023 in accordance with Sections 78.380 and 78.385 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Articles of Incorporation as of the ___ day of ________ 2023.

BITNILE METAVERSE, INC.

By:
Randy S. May Chief Executive Officer

B-1

Annex C

Certificate of Amendment to

Articles of Incorporation

(Reverse Split)

BitNile Metaverse, Inc. (the “Company”), a corporation incorporated under the laws of the State of Nevada, hereby certifies as follows:

1. The name of the Company is BitNile Metaverse, Inc.

2. Pursuant to Sections 78.380 and 78.385 of the Nevada Revised Statutes, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding voting power of the Company.

3. Article 4 of the Articles of Incorporation is hereby amended by adding the following:

As of 12:01 am Eastern Time, on _______ __, 2023 (the “Effective Time”), there shall be effected a reverse stock split (the “Reverse Split”) pursuant to which each [__] shares of common stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one share of common stock of the Corporation (“New Common Stock”). No fractional shares of New Common Stock shall be issued in connection with the Reverse Split. To the extent that any stockholder would have otherwise been deemed to own a fractional share of New Common Stock after the Effective Time as a result of the Reverse Split, such fractional share resulting from the Reverse Split shall instead be rounded up to the nearest whole share. Each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (each, an “Old Certificate”) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (each, a “New Certificate”) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificate(s) so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered by such stockholder. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer.

4. This Certificate of Amendment to the Articles of Incorporation was duly adopted and approved by the stockholders of this Company on the ___ day of _______ 2023 in accordance with Sections 78.380 and 78.385 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Articles of Incorporation as of the ___ day of ________ 2023.

BITNILE METAVERSE, INC.

By:
Randy S. May Chief Executive Officer

C-1

BitNile Metaverse, Inc. 303 Pearl Parkway Suite 200 San Antonio, TX 78215

VOTE BY INTERNET - www.proxyvote.com

Before The Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [__]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to [__].

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow instructions.

VOTE BY PHONE – [1-800-690-6903]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [__]. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BITNILE METAVERSE, INC.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4.		For	Against	Abstain

1.	Approve for purposes of complying with Listing Rule 5635 of The Nasdaq Stock Market, LLC, the issuance by the Company of additional shares of the Company’s Common Stock underlying the Company’s Series A Convertible Redeemable Preferred Stock (the “Series A”), pursuant to the Amendment to the Series A Certificate of Designation dated November 28, 2022, without giving effect to any beneficial ownership limitations contained therein.	☐	☐	☐

2.	Approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 shares to [400,000,000] shares.	☐	☐	☐

3.	Approve an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of its issued and outstanding shares of Common Stock by a ratio within a range of one-for-[__] through one-for-[__], at any time prior to December 25, 2023, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion.	☐	☐	☐

4.	Approve the adjournment of the Special Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve any of the other proposals before the Special Meeting.	☐	☐	☐

NOTE: Transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice & Proxy Statement are available at www.proxyvote.com.

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BITNILE METAVERSE, INC.

Special Meeting of Stockholders

June ___, 2023 __:__ __, [__] Time

This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Jason M. Puchir and Randy S. May, or either of them, as proxy, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of BitNile Metaverse, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at __:__ ___, [__] Time on June ____, 2023, virtually via live webcast at [__], and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side